SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.__)

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Atara Biotherapeutics, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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ATARA BIOTHERAPEUTICS, INC.

611 Gateway Blvd., Suite 900

South San Francisco, CA 94080

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 14, 2018

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Atara Biotherapeutics, Inc., a Delaware corporation.  The meeting will be held on Thursday, June 14, 2018 at 8:00 a.m. local time at our office located at 2430 Conejo Spectrum St. Thousand Oaks, CA 91320 for the following purposes:

1.	To elect our three nominees for director named in the accompanying Proxy Statement to hold office until the 2021 Annual Meeting of Stockholders;
2.	To ratify the selection by the Audit Committee of our Board of Directors of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018; and
3.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.  The record date for the Annual Meeting is April 19, 2018.  Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on Thursday, June 14, 2018 at 8:00 a.m. local time at 2430 Conejo Spectrum St., Thousand Oaks, CA 91320.  The proxy statement and Atara’s Annual Report on Form 10-K for the fiscal year 2017 are available electronically at www.proxyvote.com.

By Order of the Board of Directors

/s/Mina Kim
Mina Kim
Secretary

South San Francisco, California

April 26, 2018

You are cordially invited to attend the meeting in person.  Whether or not you expect to attend the meeting, please complete, date, sign and return the proxy mailed to you, or vote over the telephone or the internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting.  Even if you have voted by proxy, you may still vote in person if you attend the meeting.  Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

ATARA BIOTHERAPEUTICS, INC.

611 Gateway Blvd., Suite 900, South San Francisco, CA 94080

PROXY STATEMENT

FOR THE 2018 ANNUAL MEETING OF STOCKHOLDERS

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why did I receive a notice regarding the availability of proxy materials on the internet?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because our Board of Directors (the “Board”) is soliciting your proxy to vote at the 2018 Annual Meeting of Stockholders (the “Annual Meeting”), including any votes related to adjournments or postponements of the meeting. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials.  Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.  In this proxy statement, “we”, “us”, “our” and “Atara” refer to Atara Biotherapeutics, Inc.

We intend to mail the Notice on or about April 26, 2018 to all stockholders of record entitled to vote at the Annual Meeting.

Will I receive any other proxy materials by mail?

We may send you a proxy card, along with a second Notice, after May 7, 2018.

How do I attend the Annual Meeting?

The meeting will be held on Thursday, June 14, 2018 at 8:00 a.m. local time at our offices at 2430 Conejo Spectrum St. Thousand Oaks, CA 91320.  Information on how to vote in person at the annual meeting is discussed below.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on April 19, 2018 will be entitled to vote at the Annual Meeting.  On this record date, there were 43,949,486 shares of common stock outstanding and entitled to vote.

Stockholder of Record:  Shares Registered in Your Name

If on April 19, 2018 your shares were registered directly in your name with our transfer agent, Computershare Trust Company, N.A. (“Computershare”), then you are a stockholder of record for purposes of the Annual Meeting.  As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy.  Whether or not you plan to attend the Annual Meeting, we urge you to fill out and return a proxy card or vote by proxy, over the telephone or on the internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 19, 2018 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization.  The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting.  As a beneficial owner, you have the right to direct your broker, bank or other agent regarding how to vote the shares in your account.  You are also invited to attend the Annual Meeting.  However, because you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your broker, bank or other agent.

What am I voting on?

There are two matters scheduled for a vote:

•	Election of three directors named in this Proxy Statement to hold office until the 2021 Annual Meeting of Stockholders; and
•	Ratification of selection by the Audit Committee of the Board of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.

What if another matter is properly brought before the Annual Meeting?

We currently know of no other matters that will be presented for consideration at the Annual Meeting.  If any other matters are properly brought before the Annual Meeting, it is the intention of the proxyholders named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

You may either vote “For” all the nominees to the Board or you may “Withhold” your vote for any nominee you specify.  For each of the other matters to be voted on, you may either vote “For” or “Against” or abstain from voting.

The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy over the telephone, vote by proxy through the internet or vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time.  Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted.  You may still attend the Annual Meeting and vote in person even if you have already submitted a proxy.

•	To vote in person, attend the Annual Meeting, at which we will give you a ballot upon request.
•

To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions.  You will be asked to provide the company number and control number from the Notice.  Your telephone vote must be received by 11:59 p.m. Eastern time on June 13, 2018 to be counted.

•

To vote through the internet, go to www.proxyvote.com to complete an electronic proxy card.  You will be asked to provide the company number and control number from the Notice.  Your internet vote must be received by 11:59 p.m. Eastern time on June 13, 2018 to be counted.

•

To vote by mail using the proxy card, simply complete, sign and date the proxy card that may be delivered and return it promptly in the envelope provided.  If you return your signed proxy card before the Annual Meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares as you direct.

Beneficial Owner:  Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a Notice containing voting instructions from that organization rather than from Atara.  Simply follow the voting instructions in the Notice to ensure that your vote is counted.  To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent.  Follow the instructions from your broker or bank included with the proxy materials, or contact your broker or bank to request a proxy form.

Internet proxy voting may be provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions.  However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you owned as of April 19, 2018.

What happens if I do not vote?

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record and do not vote by completing your proxy card, by telephone, through the internet or in person at the Annual Meeting, your shares will not be voted.

Beneficial Owner:  Shares Registered in the Name of Broker or Bank

If you are a beneficial owner and do not instruct your broker, bank, or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether the New York Stock Exchange (“NYSE”) deems the particular proposal to be a “routine” matter.  Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters.  Under the rules and interpretations of NYSE, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation), and certain corporate governance proposals, even if management-supported.  Accordingly, your broker or nominee may not vote your shares on Proposal 1 without your instructions, but may vote your shares on Proposal 2, even in the absence of your instruction.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of each of the nominees for director; and “For” ratification of selection by the Audit Committee of the Board of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.  If any other matter is properly presented at the Annual Meeting, your proxyholder will vote your shares using their best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies.  Directors and employees will not be paid any additional compensation for soliciting proxies.  We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts.  Please follow the voting instructions on each of the Notices you receive to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Stockholder of Record: Shares Registered in Your Name

Yes.  You can revoke your proxy at any time before the final vote at the Annual Meeting.  If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	you may submit another properly completed proxy card with a later date;
•	you may grant a subsequent proxy by telephone or through the internet;
•	you may send a timely written notice that you are revoking your proxy to our Secretary at 611 Gateway Blvd., Suite 900, South San Francisco, CA 94080; or
•	you may attend the Annual Meeting and vote in person.

Simply attending the Annual Meeting will not, by itself, revoke your proxy.  Your most current proxy card or telephone or internet proxy is the one that is counted.

Beneficial Owner:  Shares Registered in the Name of Broker or Bank

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 27, 2018 to our Secretary at 611 Gateway Blvd., Suite 900, South San Francisco, CA 94080, and must comply with all applicable requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); provided, however, that if our 2019 Annual Meeting of Stockholders is held before May 15, 2019 or after July 14, 2019, then the deadline is a reasonable amount of time prior to the date we print and mail the Notice for the 2019 Annual Meeting of Stockholders. If you wish to submit a proposal (including a director nomination) that is not to be included in next year’s proxy materials, the proposal must be received by our Secretary not later than the close of business on March 16, 2019 nor earlier than the close of business on February 14, 2019; provided, however, that if our 2019 Annual Meeting of Stockholders is held before May 15, 2019 or after July 14, 2019, then the proposal must be received no earlier than the close of business on the 120th day prior to such meeting and not later than the close of business on the later of the 90th day prior to such meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. You are also advised to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

What are “broker non-votes”?

As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed by the NYSE to be “non-routine,” the broker or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.”

How many votes are needed to approve each proposal?

The following table summarizes the minimum vote needed to approve each proposal and the effect of abstentions and broker non-votes.

Proposal Number	Proposal Description	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non-Votes
1	Election of directors	Nominees receiving the most “For” votes	None	None
2	Ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018	“For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter	Against	Not Applicable (1)

(1)

This proposal is considered to be a “routine” matter under NYSE rules. Accordingly, if you hold your shares in street name and do not provide voting instructions to your broker, bank or other agent that holds your shares, your broker, bank or other agent has discretionary authority under NYSE rules to vote your shares on this proposal.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid Annual Meeting.  A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the Annual Meeting in person or represented by proxy.  On the record date, there were 43,949,486 shares outstanding and entitled to vote. Thus, the holders of 21,974,744 shares must be present in person or represented by proxy at the Annual Meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the Annual Meeting.  Abstentions and broker non-votes will be counted towards the quorum requirement.  If there is no quorum, the holders of a majority of shares present at the Annual Meeting in person or represented by proxy may adjourn the Annual Meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting.  If final voting results are not available to us in time to file a Form 8-K within four business days after the Annual Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board is divided into three classes.  Each class has a three-year term.  Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors.  A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.

The Board presently has seven members.  There are three directors in the class whose term of office expires in 2018.  Each of the nominees listed below is currently a member of our Board who has been recommended for reelection by the Nominating and Corporate Governance Committee and nominated for reelection by the Board.  If elected at the Annual Meeting, each of these nominees would serve until the 2021 annual meeting and until his or her successor has been duly elected and qualified, or, if sooner, until the director’s death, resignation or removal.   It is our policy to invite and encourage directors and nominees for director to attend the Annual Meeting.   All of our directors attended the 2017 Annual Meeting of Stockholders either in person or telephonically.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors.  This means that the three nominees receiving the highest number of affirmative votes, even if less than a majority of the shares outstanding on the record date, will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below.  If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead be voted for the election of a substitute nominee proposed by the Board.  Each person nominated for election has agreed to serve if elected.  We have no reason to believe that any nominee will be unable to serve.

The following is a brief biography of each nominee and each director whose term will continue after the Annual Meeting.

Nominees for Election for a Three-Year Term Expiring at the 2021 Annual Meeting

Eric L. Dobmeier, 49, has served as a member of the Board since March 2015.  In January 2018, Mr. Dobmeier joined Silverback Therapeutics, Inc. as President and CEO. Previously, he was at Seattle Genetics, Inc., a biotechnology company, which he joined in March 2002 and held positions of increasing responsibility, serving as Chief Operating Officer from June 2011 to December 2017.  Prior to joining Seattle Genetics, Mr. Dobmeier was an attorney with the law firms of Venture Law Group and Heller Ehrman LLP, where he represented technology companies in connection with public and private financings, mergers and acquisitions and corporate partnering transactions. Mr. Dobmeier also serves as a director of Stemline Therapeutics, Inc. and Versartis, Inc., both public biotechnology companies. Mr. Dobmeier received a J.D. from the University of California, Berkeley School of Law and an A.B. in History from Princeton University. We believe that Mr. Dobmeier’s legal, business development and operating experience and years of senior management experience at a public biotechnology company provide him with the qualifications and skills to serve as a director of our company.

William K. Heiden, 58, has served as a member of the Board since November 2015. Mr. Heiden has served as the President and Chief Executive Officer of AMAG Pharmaceuticals, Inc., a pharmaceutical company, since May 2012.  Prior to joining AMAG Pharmaceuticals, Mr. Heiden served as President and Chief Executive Officer of GTC Biotherapeutics, Inc. (now known as rEVO Biologics, Inc.), a biotherapeutics company, starting in June 2010.  From September 2004 until December 2008, Mr. Heiden served as President and Chief Executive Officer of Elixir Pharmaceuticals, Inc., a biopharmaceutical company.  Prior to joining Elixir Pharmaceuticals, Mr. Heiden served as President and Chief Operating Officer of Praecis Pharmaceuticals Incorporated (which was acquired by GlaxoSmithKline plc in 2006), from 2002 to 2004. From 1987 to 2002, Mr. Heiden progressed through various positions of increasing responsibility at Schering-Plough Corporation (which was acquired by Merck & Co.), including managing a number of businesses in the United States, Europe and Canada. Mr. Heiden holds an M.B.A. from Cornell University's Johnson Graduate School of Management, a M.I.M. degree from the University of Louvain and a B.A. degree from the University of Florida. We believe that Mr. Heiden’s extensive experience as a pharmaceutical and biotechnology executive provide him with the qualifications and skills to serve as a director of our company.

Beth Seidenberg, M.D., 61, has served as a member of the Board since our founding in August 2012. Dr. Seidenberg is a General Partner at Kleiner Perkins Caufield & Byers, a venture capital firm, where she has primarily focused on life sciences investing since May 2005. Dr. Seidenberg was previously the Senior Vice President, Head of Global Development and Chief Medical Officer at Amgen, Inc., a biotechnology company. In addition, Dr. Seidenberg was a senior executive in research and development at Bristol Myers Squibb Company, a biopharmaceutical company, and Merck. Dr. Seidenberg received a B.S. from Barnard College and an M.D. from the University of Miami School of Medicine and completed her post-graduate training at The Johns Hopkins University, George Washington University and the National Institutes of Health. Dr. Seidenberg serves on the board of directors of TESARO, Epizyme, Inc. and ARMO BioScience. We believe that Dr. Seidenberg’s extensive experience in the life sciences industry as a senior executive and venture capitalist, as well as her training as a physician, provide her with the qualifications and skills to serve as a director of our company.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF EACH NAMED NOMINEE.

Directors Continuing in Office Until the 2019 Annual Meeting

Matthew K. Fust, 53, is a board member and advisor to life sciences companies. He has served as a member of the Board since March 2014. Mr. Fust has served on the board of directors of Dermira, Inc. since April 2014, MacroGenics, Inc. since March 2014 and Ultragenyx Pharmaceutical, Inc. since January 2014. Mr. Fust was previously Executive Vice President and Chief Financial Officer of Onyx Pharmaceuticals, Inc., a biopharmaceutical company, from January 2009 through its acquisition by Amgen in October 2013. Mr. Fust continued as an employee of Amgen until January 2014. From May 2003 to December 2008, Mr. Fust served as Chief Financial Officer at Jazz Pharmaceuticals, Inc., a specialty pharmaceutical company. From 2002 to 2003, Mr. Fust served as Chief Financial Officer at Perlegen Sciences, a biopharmaceutical company. Previously, he was Senior Vice President and Chief Financial Officer at ALZA Corporation, a pharmaceutical company, where he was an executive from 1996 until 2002. From 1991 until 1996, Mr. Fust was a manager in the healthcare strategy practice at Andersen Consulting. Mr. Fust received a B.A. from the University of Minnesota and an M.B.A. from the Stanford Graduate School of Business. We believe that Mr. Fust is qualified to serve on our Board due to his extensive experience as a chief financial officer in the life sciences industry, his leadership and management experience, and his service as a director of other biopharmaceutical companies.

Joel S. Marcus, 70, has served as a member of the Board since November 2013. Mr. Marcus founded Alexandria Real Estate Equities, Inc., a publicly-traded real estate investment trust (“REIT”) focused on owning, operating, and developing high-quality, sustainable real estate for the broad and diverse life science industry, and has served as its Chairman since May 2007, Chief Executive Officer from March 1997 to April 2018, and a director since its founding in 1994. Mr. Marcus also co-founded and leads Alexandria Venture Investments, the company’s strategic venture arm. Prior to founding Alexandria, Mr. Marcus specialized in corporate finance and capital markets, venture capital, and mergers and acquisitions with special expertise in the biopharmaceutical industry. Mr. Marcus was formerly a practicing C.P.A. and tax manager with Arthur Young & Co. focusing on the financing and taxation of REITs. Mr. Marcus has served or currently serves as a member of the board of directors of Accelerator Corporation, of which he was one of the original architects and co-founders, CURE (Citizens United for Research in Epilepsy), Biotechnology Innovation Organization (BIO), Foundation for the National Institutes of Health (FNIH), Friends of Cancer Research, MedBlue Incubator, Inc., MeiraGTx Limited, The Hamner Institutes for Health Sciences, Intra-Cellular Therapies, Inc., Multiple Myeloma Research Foundation, NYU Schack Institute of Real Estate and the Partnership for New York City. Mr. Marcus received B.A. and J.D. degrees from the University of California, Los Angeles. We believe that Mr. Marcus’ extensive experience in the life science real estate industry and as a chief executive officer, as well as his training as a C.P.A. and attorney, provide him with the qualifications and skills to serve as a director of our company.

Directors Continuing in Officer Until the 2020 Annual Meeting

Isaac E. Ciechanover, M.D., 47, has served as our President and Chief Executive Officer and a member of the Board since our founding in August 2012. From April 2010 to November 2012, Dr. Ciechanover was a partner at Kleiner Perkins Caufield & Byers, a venture capital firm, where he primarily focused on life sciences investing. From 2004 to March 2010, he served in various capacities at Celgene Corporation, a biopharmaceutical company, most recently as Executive Director for Business Development. Dr. Ciechanover has also held business development and venture capital roles at pharmaceutical companies Amylin Pharmaceuticals and Pfizer and venture capital firm Pequot Ventures. Dr. Ciechanover received a B.A. from Stanford University, an M.Phil. in Epidemiology from Cambridge University, an M.D. from Weill Cornell Medical College and an M.B.A. from Harvard Business School. We believe that Dr. Ciechanover’s extensive experience in the life sciences industry and in business development, his role as our President and Chief Executive Officer, and his training as a physician, provide him with the qualifications and skills to serve on our Board.

Carol Gallagher, Pharm.D., 53, has served as a member of the Board since January 2013. Since October 2014, Dr. Gallagher has served as a partner with New Enterprise Associates, a venture capital firm. Prior to joining New Enterprise Associates, Dr. Gallagher served as a venture partner with Frazier Healthcare, a venture capital firm, from October 2013 to September 2014. Dr. Gallagher served as the President and Chief Executive Officer of Calistoga Pharmaceuticals, a biopharmaceutical company, from 2008 to 2011, when the company was acquired by Gilead Sciences. From 2007 to 2008, Dr. Gallagher was the President and Chief Executive Officer of Metastatix, Inc., a biopharmaceutical company. Prior to that time starting in 1989, she served in various roles at pharmaceutical companies Eli Lilly, Amgen, Agouron Pharmaceuticals, Pfizer, Biogen Idec Pharmaceuticals, CancerVax and Anadys Pharmaceuticals. Dr. Gallagher attended Vanderbilt University and received B.S. and Doctor of Pharmacy degrees from the University of Kentucky. We believe that Dr. Gallagher is qualified to serve on our Board due to her extensive experience in the pharmaceuticals industry, her leadership and management experience, and her service as a director of other biopharmaceutical companies.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Independence of The Board of Directors

Generally, under the listing requirements and rules of The Nasdaq Stock Market (“Nasdaq”), independent directors must comprise a majority of a listed company’s board of directors.  The Board has undertaken a review of its composition, the composition of its committees and the independence of each director.  The Board has determined that, other than Dr. Ciechanover, by virtue of his position as President and Chief Executive Officer, none of our directors has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each is “independent” as that term is defined under the listing requirements and rules of Nasdaq. Accordingly, a majority of the members of the Board is independent, as required under applicable Nasdaq rules. In making this determination, the Board considered the current and prior relationships that each non-employee director has with Atara and all other facts and circumstances the Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

Board Leadership Structure and Lead Independent Director

Dr. Ciechanover, our President and Chief Executive Officer, serves as the chairman of the Board. We believe that it is important to have a Board chairman with an extensive history with and knowledge of Atara. Our corporate governance guidelines provide that one of our independent directors shall serve as lead independent director at any time when an independent director is not serving as the chairman of the Board.  Accordingly, the Board has appointed Dr. Gallagher to serve as the Board’s lead independent director. As lead independent director, Dr. Gallagher presides over periodic meetings of the Board’s independent directors, serves as a liaison between our Chief Executive Officer and the independent directors and performs such additional duties as the Board may otherwise determine and delegate.

Role of the Board in Risk Oversight

One of the Board’s key functions is informed oversight of our risk management process.  The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. In particular, the Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for Atara. The Audit Committee has the responsibility to consider and discuss our major financial and cybersecurity risk exposures and the steps management has taken to monitor and control these exposures, including guidelines and policies designed to mitigate risks identified.  The Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. The Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. The Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.  The Audit Committee meets with management at least annually to review corporate risk management and plans to mitigate risks, including insurance coverage. It is the responsibility of the committee chairs to report findings regarding material risk exposures to the Board as quickly as possible.  The Board has delegated to the Board’s lead independent director the responsibility of coordinating between the Board and management with regard to the determination and implementation of responses to any problematic risk management issues.

Meetings of the Board of Directors

The Board met five times during 2017.  Each Board member attended 75% or more of the aggregate number of meetings of the Board and of the committees on which he or she served held during the portion of the last fiscal year for which he or she was a director or committee member.  In addition, in 2017, our non-management directors met five times in regularly scheduled executive sessions at which only non-management directors were present. Dr. Gallagher, as our lead director, presided over the executive sessions.

Information Regarding Committees of the Board of Directors

The Board has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.  The following table provides membership and meeting information for each of the Board committees in 2017:

Name	Audit	Compensation	Nominating and Corporate Governance
Isaac E. Ciechanover, M.D.
Eric L. Dobmeier	X	X*(1)
Matthew K. Fust	X*		X
Carol Gallagher, Pharm.D.		X	X
William K. Heiden	X
Joel S. Marcus		X*
Beth Seidenberg, M.D.			X*
Total meetings in 2017	4	3	2

*	Committee Chairperson.
(1)	In March 2018, Mr. Dobmeier was appointed the new Chairman of the Compensation Committee.

Audit Committee

The Board has determined that each member of the Audit Committee is independent under Nasdaq listing standards and Rule 10A-3(b)(1) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board has also determined that Mr. Fust is an “audit committee financial expert” within the meaning of SEC regulations. Each member of the Audit Committee has the requisite financial expertise required under the applicable requirements of Nasdaq. In arriving at this determination, the Board examined each Audit Committee member’s scope of experience and the nature of his or her employment in the corporate finance sector. The primary functions of this committee include:

•	reviewing and pre-approving the engagement of our independent registered public accounting firm to perform audit services and any permissible non-audit services;
•	evaluating the performance of our independent registered public accounting firm and deciding whether to retain its services;
•	monitoring the rotation of partners on the engagement team of our independent registered public accounting firm;
•

reviewing our annual and quarterly financial statements and reports and discussing the statements and reports with our independent registered public accounting firm and management, including a review of disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

•	considering and approving or disapproving of all related party transactions;
•

reviewing, with our independent registered public accounting firm and management, significant issues that may arise regarding accounting principles and financial statement presentation, as well as matters concerning the scope, adequacy and effectiveness of our financial controls;

•	assessing our financial and cybersecurity risks and management of those risks;
•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding financial controls, accounting or auditing matters; and
•	reviewing and evaluating, at least annually, the performance of the Audit Committee and the adequacy of its charter.

The Audit Committee has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities.  The Board has adopted a written Audit Committee charter that is available to stockholders on our website at http://investors.atarabio.com/corporate-governance.cfm.

Report of the Audit Committee of the Board of Directors1

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2017 with our management.  The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC.  The Audit Committee has also received the written disclosures from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence.  Based on the foregoing, the Audit Committee has recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

Matthew K. Fust

Eric L. Dobmeier

William Heiden

Compensation Committee

The Board has determined that each member of the Compensation Committee is independent under Nasdaq listing standards and Rule 10c-1 promulgated under the Exchange Act, a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act and an “outside director” as that term is defined in Section 162(m) of the Internal Revenue Code.  The functions of this committee include:

•

determining the compensation and other terms of employment of our Chief Executive Officer and other executive officers and reviewing and approving corporate performance goals and objectives relevant to such compensation;

•	determining the compensation of our non-employee directors;
•

evaluating, adopting and administering the equity incentive plans, compensation plans and similar programs advisable for Atara, as well as reviewing and recommending to the Board the adoption, modification or termination of our plans and programs;

•	establishing policies with respect to equity compensation arrangements;
•

reviewing with management any required disclosures under the caption “Compensation Discussion and Analysis” and recommending to the Board its inclusion in our periodic reports to be filed with the SEC; and

•	reviewing and evaluating, at least annually, the performance of the Compensation Committee and the adequacy of its charter.

The Compensation Committee has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities.  The Board has adopted a written Compensation Committee charter that is available to stockholders on our website at http://investors.atarabio.com/corporate-governance.cfm.

Compensation Committee Processes and Procedures

The Compensation Committee met three times during 2017.  The agenda for each meeting is usually developed by the Secretary and Chief Executive Officer in consultation with the Chairman of the Compensation Committee and our outside compensation consultants, if applicable.  The Compensation Committee meets regularly in executive session.  However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings.  The Chief Executive Officer does not and will not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation. The charter of

[1]

The material in this report is not “soliciting material,” is not deemed “filed” with the Commission and is not to be incorporated by reference in any filing of Atara under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

the Compensation Committee grants the Compensation Committee full access to all of our books, records, facilities and personnel. In addition, under the charter, the Compensation Committee has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities.  The Compensation Committee has the authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Under the charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the Compensation Committee, other than in-house legal counsel and certain other types of advisers, only after taking into consideration six factors, prescribed by the SEC and Nasdaq, that bear upon the adviser’s independence; however, there is no requirement that any adviser be independent.

During 2017, the Compensation Committee engaged Radford, an Aon Hewitt Company, as independent compensation consultant.  After considering all of the factors required by applicable Nasdaq rules, the Compensation Committee was satisfied with Radford’s independence and requested that Radford evaluate and help us refine our employee and non-employee director compensation strategies and practices.  As part of its engagement, Radford was requested by the Compensation Committee to develop a comparative group of companies and to perform analyses of competitive performance and compensation levels for that group.  With respect to the compensation of the Chief Executive Officer, Radford developed recommendations that were presented to the Compensation Committee for its consideration.  Following an active dialogue with Radford, the Compensation Committee considered the recommendations in addition to corporate performance and approved the recommendations subject to certain modifications deemed appropriate by the Compensation Committee.  With respect to the compensation of the executive officers (other than the Chief Executive Officer), the Chief Executive Officer in consultation with Radford developed recommendations that were presented to the Compensation Committee for its consideration.  Following an active dialogue with the Chief Executive Officer and with Radford, the Compensation Committee considered the recommendations in addition to corporate and individual performance and approved the recommendations subject to certain modifications deemed appropriate by the Compensation Committee.

Historically, the Compensation Committee has made most of the significant adjustments to annual compensation and determined bonus and equity awards at one or more meetings held during the first quarter of the year. The Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of our compensation strategy, potential modifications to that strategy, risks created by that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year. For executives other than the Chief Executive Officer, the Compensation Committee solicits and considers evaluations and recommendations submitted to the Committee by the Chief Executive Officer.  In the case of the Chief Executive Officer, the evaluation of his performance is conducted by the Compensation Committee with feedback from the Board as well as the executives, which determines any adjustments to his compensation as well as awards to be granted.  For all executives and directors as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials that it deems relevant.  These materials may include financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to executives in various hypothetical scenarios, executive and director stock ownership information, company stock performance data, analyses of historical executive compensation levels and current compensation levels across our company and recommendations of the Compensation Committee’s compensation consultant, including analyses of executive and director compensation paid at the comparative group of companies (with such group of companies developed by Radford and agreed upon by the Compensation Committee).

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee is currently or has been at any time one of our officers or employees. None of our executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Board or the Compensation Committee.

Nominating and Corporate Governance Committee

The Board has determined that each member of the Nominating and Corporate Governance Committee is independent under the Nasdaq listing standards.  The functions of this committee include:

•	reviewing periodically and evaluating director performance on the Board and its applicable committees, and recommending to the Board and management areas for improvement;
•	interviewing, evaluating, nominating and recommending individuals for membership on the Board;

•	reviewing and recommending to the Board any amendments to our corporate governance policies; and
•	reviewing and assessing, at least annually, the performance of the Nominating and Corporate Governance Committee and the adequacy of its charter.

The Nominating and Corporate Governance Committee has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities.  The Board has adopted a written Nominating and Corporate Governance Committee charter that is available to stockholders on our website at http://investors.atarabio.com/corporate-governance.cfm.

The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics.  The Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to our affairs, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of our stockholders.  However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time.  Candidates for director nominees are reviewed in the context of the current composition of the Board, our operating requirements and the long-term interests of stockholders.  In conducting this assessment, the Nominating and Corporate Governance Committee typically considers diversity, age, skills and such other factors as it deems appropriate, given the current needs of the Board and Atara, to maintain a balance of knowledge, experience and capability.  In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to Atara during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence.    The Board believes that diversity of viewpoints, background, experience and other characteristics, such as race, gender, ethnicity, sexual orientation, culture and nationality, are an important part of its makeup, and it actively seeks these characteristics in identifying director candidates.  In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary.  The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm.  The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board.  The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: 611 Gateway Blvd., Suite 900, South San Francisco, CA 94080 not less than six months prior to any meeting at which directors are to be elected.  Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record holder of our common stock and has been a holder for at least one year.  Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

Stockholder Communications with the Board

The Board has adopted a formal process by which stockholders may communicate with the Board or any of its directors.  This information is available on our website at http://investors.atarabio.com/corporate-governance.cfm.  Any interested person may also communicate directly with the presiding lead director or the independent or non-management directors.  Persons interested in communicating directly with the independent or non-management directors regarding their concerns or issues are referred to the procedures for such communications on our website at http://investors.atarabio.com/contactboard.cfm.

Code of Conduct

The Board has adopted a code of conduct that applies to all of our corporate employees, officers and directors, including those officers and employees responsible for financial reporting. Our code of conduct is available on our website at http://investors.atarabio.com/corporate-governance.cfm. We intend to disclose any amendments to this policy, or any waivers of its requirements, on our website or in public filings to the extent required by applicable SEC rules or exchange requirements.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines to assure that the Board will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management.  The guidelines are also intended to align the interests of directors and management with those of our stockholders.  The Corporate Governance Guidelines set forth the practices the Board intends to follow with respect to board composition and selection, board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning, and board committees and compensation.

The Board is also committed to increasing diversity and inclusion, both at the Board level and across the company. In particular, the Board recently revised the Corporate Governance Guidelines to formalize the Board’s belief that a diversity of viewpoints, background, experience and other characteristics, such as race, gender, ethnicity, sexual orientation, culture and nationality, are an important part of its makeup, and that it actively seeks these characteristics in identifying director candidates.

Our Corporate Governance Guidelines are available on our website at http://investors.atarabio.com/corporate-governance.cfm.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Deloitte & Touche LLP (“Deloitte & Touche”) as our independent registered public accounting firm for the fiscal year ending December 31, 2018 and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Deloitte & Touche has served as our auditors since 2013 when our 2012 financial statements were audited.  Representatives of Deloitte & Touche are expected to be present at the Annual Meeting.  They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of Deloitte & Touche as our independent registered public accounting firm.  However, the Audit Committee is submitting the selection of Deloitte & Touche to the stockholders for ratification as a matter of good corporate practice.  If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm.  Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of Atara and our stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the matter at the Annual Meeting will be required to ratify the selection of Deloitte & Touche.

Principal Accountant Fees and Services

The following table represents aggregate fees billed to us for 2017 and 2016 by Deloitte & Touche.

	Fiscal Year Ended December 31,
	2017	2016
	(in thousands)
Audit fees(1)	$758	$603
Audit-related fees	—	—
Tax fees	—	—
All other fees(2)	91	—
Total fees	$849	$603

(1)

Audit fees.  Audit fees consist of fees for services rendered in connection with the audits of our annual financial statements and reviews of our interim financial statements, services rendered in connection with the filing of our registration statements, and the issuance of comfort letters and consents.

(2)

All other fees.  All other fees include those for advisory services related to consolidating information about markets relevant to our product candidates and facilitating a workshop about product delivery.  These advisory services were performed by consultants of Deloitte Consulting LLP, a member firm affiliated with Deloitte.  All other fees also include an annual subscription fee to an online accounting research tool.

All fees described above were pre-approved by the Audit Committee.

Pre-Approval Policies and Procedures

The Audit Committee has determined that the rendering of services other than audit services by Deloitte & Touche is compatible with maintaining the principal accountant’s independence.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 31, 2018, information regarding beneficial ownership of our common stock by:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock;
•	each of our named executive officers;
•	each of our directors and nominees for director; and
•	all of our current executive officers and directors as a group.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Atara Biotherapeutics, Inc., 611 Gateway Blvd., Suite 900, South San Francisco, CA 94080.

	Beneficial Ownership(1)
Beneficial Owner	Number of Shares	Percent of Total
5% Holders:
Entities managed by The Baupost Group (2)	6,254,632	14.2%
Entities affiliated with FMR LLC (3)	6,196,562	14.1%
ArrowMark Colorado Holdings LLC (4)	3,146,820	7.2%
Redmile Group, LLC (5)	2,815,988	6.4%
Entities affiliated with Bridger Management, LLC (6)	2,598,599	5.9%
Camber Capital Management LLC (7)	2,500,000	5.7%

Directors and Named Executive Officers:
Isaac E. Ciechanover, M.D. (8)	766,224	1.7%
Joseph Newell (9)	29,375	*
Derrell Porter, M.D. (10)	35,607	*
Eric Dobmeier (11)	48,500	*
Matthew K. Fust (12)	56,140	*
Carol Gallagher, Pharm.D. (13)	134,965	*
William K. Heiden (14)	28,230	*
Joel S. Marcus (15)	955,355	2.2%
Beth Seidenberg, M.D. (16)	1,926,733	4.4%

All Executive Officers and Directors as a Group (13 persons) (17)	4,671,272	10.6%

*	Represents beneficial ownership of less than 1% of the outstanding common stock.
(1)

This table is based upon information supplied by officers, directors and certain principal stockholders and Schedules 13D and 13G filed with the SEC.  Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.  Applicable percentages are based on 43,893,341 shares outstanding on March 31, 2018, adjusted as required by rules promulgated by the SEC.  Common stock subject to stock options currently exercisable or exercisable within 60 days of March 31, 2018, or issuable upon settlement of restricted stock units within 60 days of March 31, 2018, is deemed to be outstanding for computing the percentage ownership of the person holding these options or restricted stock units and the percentage ownership of any group of which the holder is a member but is not deemed outstanding for computing the percentage of any other person.

(2)

The Baupost Group, L.L.C. (“Baupost”) is a registered investment adviser and acts as the investment adviser to certain private investment limited partnerships on whose behalf these securities were purchased, and in such capacity has voting and investment power with respect to such securities. None of the investment limited partnerships owns greater than 5% of any class of voting securities. SAK Corporation is the manager of Baupost, and Mr. Seth A. Klarman is the sole director of SAK Corporation. Mr. Klarman and SAK Corporation disclaim beneficial ownership of the securities. The principal business address for Baupost, SAK Corporation, Mr. Klarman and the investment limited partnerships is 10 St. James Avenue, Suite 1700, Boston, MA 02116.

(3)

FMR LLC and Abigail P. Johnson have shared voting and dispositive control over the shares, and Abigail P. Johnson is a director, the vice chairman, the chief executive officer and the president of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, as amended (the “Investment Company Act”), to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (the “Fidelity Funds”) advised by Fidelity Management & Research Company (“FMR Co.”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. FMR Co. carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. The address for FMR LLC is 245 Summer Street, Boston, MA 02210.

(4)

ArrowMark Colorado Holdings, LLC (“Arrowmark”) reported in a Schedule 13G/A filed with the SEC on February 9, 2018 that it held shared voting and dispositive power with respect to 3,146,820 shares of the Company’s common stock. The address for ArrowMark is 100 Fillmore Street, Suite 325, Denver, CO 80206.

(5)

The ownership of Redmile Group, LLC (“Redmile”) consists of an aggregate of 2,815,988 shares of common stock owned by certain investment limited partnerships, pooled investment vehicle(s), separately managed accounts, etc. for which Redmile serves as the general partner and/or investment manager. Redmile, as the general partner and/or investment manager to the limited partnerships, pooled investment vehicle(s), separately managed accounts, etc. and Jeremy Green, as the majority managing member and owner of Redmile, may therefore be deemed to beneficially own the shares owned by such investment limited partnerships, pooled investment vehicle(s), separately managed accounts, etc., insofar as they may be deemed to have the power to direct the voting or disposition of those shares. Each of Redmile and Jeremy Green disclaims beneficial ownership as to the shares, except to the extent of his or its pecuniary interests therein. The mailing address of the beneficial owners is One Letterman Drive, Bldg D, Ste D3-300, San Francisco, CA 94129.

(6)

Bridger Management, LLC reported in a Schedule 13G/A filed with the SEC on February 14, 2018 that it held shared voting and dispositive power with respect to 2,598,599 shares of the Company’s common stock. The address of Bridger Management, LLC is 90 Park Avenue, 40th Floor, New York, NY 10016.

(7)

Camber Capital Management LLC reported in a Schedule 13G filed with the SEC on January 1, 2018 that it held shared voting and dispositive power with respect to 2,500,000 shares of the Company’s common stock. The address for each of Camber Capital Management LLC is 101 Huntington Avenue, Suite 2101, Boston, MA 02199.

(8)

Consists of 171,127 shares held directly by Dr. Ciechanover, 206,478 shares held by the Isaac E. Ciechanover and Allison M. Ciechanover Family Trust dated 8/8/08 and 388,619 shares pursuant to options exercisable and restricted stock units (“RSUs”) expected to vest within 60 days of March 31, 2018.

(9)	Consists of 29,375 shares pursuant to options exercisable and RSUs expected to vest within 60 days of March 31, 2018.
(10)	Consists of 1,544 shares held directly by Dr. Porter and 34,063 pursuant to options exercisable and RSUs expected to vest within 60 days of March 31, 2018.
(11)	Consists of 7,500 shares held directly by Mr. Dobmeier and 41,000 shares pursuant to options exercisable within 60 days of March 31, 2018.
(12)	Consists of 27,106 shares held directly by Mr. Fust and 29,034 shares pursuant to options exercisable and RSUs expected to vest within 60 days of March 31, 2018.
(13)	Consists of 105,920 shares held by the Gallagher Revocable Trust and 29,045 shares pursuant to options exercisable and RSUs expected to vest within 60 days of March 31, 2018.
(14)	Consists 2,000 shares held directly by Mr. Heiden and 26,230 shares pursuant to options exercisable within 60 days of March 31, 2018.
(15)

Consists of 2,000 shares held directly by Mr. Marcus, 908,355 shares held by Alexandria Equities, LLC, an affiliate of Alexandria Real Estate Equities, Inc., 4,000 shares held by a family trust and 41,000 shares pursuant to options exercisable within 60 days of March 31, 2018. The address for this stockholder is 385 East Colorado Boulevard, Suite 299, Pasadena, CA 91101.

(16)

Consists of 1,822,228 shares of common stock held by Kleiner Perkins Caufield & Byers XV, LLC (“KPCB XV”) and 54,422 shares of common stock held by KPCB XV Founders Fund, LLC (“KPCB XV FF”). All shares are held for convenience in the name of “KPCB Holdings, Inc., as nominee” for the accounts of such entities. The managing member of KPCB XV and KPCB XV FF is KPCB XV Associates, LLC (“KPCB XV Associates”). Michael Abbott, L. John Doerr, William Gordon, Wen Hsieh, Randy Komisar, Matthew Murphy, Theodore Schlein and Dr. Seidenberg, the managing members of KPCB XV Associates, exercise shared voting and dispositive control over the shares held by KPCB XV. Dr. Seidenberg disclaims beneficial ownership of all shares held by KPCB XV except to the extent of her pecuniary interest therein. The principal business address for all entities and individuals affiliated with Kleiner Perkins

Caufield & Byers is 2750 Sand Hill Road, Menlo Park, CA 94025.  Also, includes 8,689 shares held by Ms. Seidenberg, 394 shares held by irrevocable trusts, of which Ms. Seidenberg is trustee and 41,000 shares pursuant to options exercisable within 60 days of March 31, 2018.

(17)	Includes 1,002,437 shares pursuant to options exercisable and RSUs expected to vest within 60 days of March 31, 2018.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities.  Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the year ended December 31, 2017, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with.

EXECUTIVE OFFICERS

The following table sets forth certain information with respect to our executive officers as of April 1, 2018.  Biographical information with regard to Dr. Ciechanover is presented under “Proposal No. 1—Election of Directors” in this Proxy Statement.

Name	Age	Position(s)
Isaac E. Ciechanover, M.D.	47	President, Chief Executive Officer and Director
John F. McGrath, Jr.	52	Executive Vice President (“EVP”) and Chief Financial Officer
Mitchall G. Clark	56	EVP and Chief Regulatory and Quality Assurance Officer
Christopher Haqq, M.D., Ph.D.	51	EVP, R&D and Chief Scientific Officer
Joseph Newell	48	EVP and Chief Technical Operations Officer
Gad Soffer	41	EVP and Chief Strategy Officer
Derrell D. Porter, M.D.	47	Senior Vice President (“SVP”), Head of Commercial

John F. McGrath, Jr. has served as our EVP and Chief Financial Officer since January 2013. Mr. McGrath intends to retire from Atara on April 27, 2018.  From December 2009 to January 2013, Mr. McGrath was an Executive in Residence and Operating Partner at Kleiner Perkins Caufield & Byers. From November 2001 to November 2009, Mr. McGrath served as Vice President and Chief Financial Officer for Network Equipment Technologies, Inc., a networking equipment company. Mr. McGrath’s prior experience includes Vice President of Finance for Aspect Communications, Director of Finance for TCSI Corporation and Manager in the High Technology and Manufacturing practice at Ernst & Young. He was a member of the board of directors of Endwave Corporation, Actel Corporation and the Presidio Fund. Mr. McGrath is a registered C.P.A. (inactive) in the State of California and received a B.S. from the University of Wyoming and an M.B.A. from the Stanford Graduate School of Business.

Mitchall G. Clark has served as EVP and Chief Regulatory and Quality Officer since March 2014. From June 2013 to March 2014, he served as the Principal of Lindum Pharmaceutical Services, a regulatory consultancy. From December 2011 to June 2013, he served as Senior Vice President, Regulatory Affairs and Quality of NantPharma, LLC, a pharmaceutical company. Mr. Clark served as an independent regulatory consultant between June 2011 and December 2011. From October 2010 to June 2011, Mr. Clark served as Senior Vice President of Regulatory Affairs of Celgene. From November 2007 to October 2010, he served as Senior Vice President of Global Regulatory Affairs of Abraxis, a biopharmaceutical company, which was acquired by Celgene in October 2010. From April 2006 to November 2007, Mr. Clark served as Vice President of Regulatory Affairs of Abraxis and its predecessor entity. From May 2002 to April 2006, Mr. Clark served as Vice President of Regulatory Affairs of American BioScience, Inc., a pharmaceutical company, which was merged with Abraxis in April 2006. Prior to that, Mr. Clark served in various senior regulatory positions at American Pharmaceutical Partners, VivoRx, Inc. and Faulding, Inc. Mr. Clark holds a B. Pharm. from The University of Nottingham, England.

Christopher Haqq, M.D. has served as our EVP, R&D and Chief Scientific Officer since September 2012. From September 2011 to August 2012, Dr. Haqq served as the Chief Executive Officer of Genomic Systems, a biotechnology company. From 2007 to September 2011, Dr. Haqq served as Vice President for Clinical Research and Development at Cougar Biotechnology, Inc., a cancer-focused biotechnology company that was acquired by Johnson & Johnson in 2009, and Johnson & Johnson’s Janssen Pharmaceutical Companies division. Prior to that time, Dr. Haqq served in drug development roles at Amgen Inc., a biotechnology company, and practiced as a medical oncologist and led a translational science laboratory as an Assistant Adjunct Professor in the Division of Hematology/Oncology at the University of California, San Francisco. Dr. Haqq received a B.S. degree from Stanford University and an M.D. and Ph.D. from Harvard Medical School.

Joseph Newell has served as our EVP and Chief Technical Operations Officer since April 2017. From July 2015 to April 2017, he was Vice President, North America Manufacturing at Alexion Pharmaceuticals, Inc. a publicly traded biotechnology company.  From March 2008 to July 2015, he served various roles within Amgen, Inc., a publicly traded human therapeutics company, including as Executive Director and Plant Manager from August 2012 to September 2014 and Executive Director, Operations Strategic Planning from September 2014 to June 2015.  He received a B.S. from California State Polytechnic University – Pomona.

Gad Soffer has served as our EVP and Chief Strategy Officer since October 2016 and served as our Chief Operating Officer from March 2013 through October 2016. From August 2008 to March 2013, he held various roles in Business Development and served as Global Project Leader for Abraxane at Celgene. From June 2000 to June 2001 and from April 2004 to April 2006, Mr. Soffer was a healthcare consultant with Easton Associates. He received an A.B. from Harvard University, an M.S. from Columbia University and an M.B.A. from Harvard Business School.

Derrell D. Porter, M.D. has served as our SVP, Head of Commercial since May 2017.  From April 2013 to May 2017, he served as Vice President & Head, Commercial Planning at Gilead.  From 2007 to 2013, he served in various roles at Abbvie including VP, Oncology Global Pipeline Marketing, Commercial Lead, HIV/Oncology International Marketing and VP/General Manager, Renal Care.  Prior to that, he served in various roles at Amgen and was an Engagement Manager at McKinsey & Company.  He received a B.S. from University of California, Los Angeles, an M.D. from University of Pennsylvania and a M.B.A from The Wharton School.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information regarding compensation awarded to or earned by the executive officers listed below during the years ended December 31, 2017 and December 31, 2016. As an emerging growth company, we comply with the executive compensation disclosure rules applicable to “smaller reporting companies,” as such term is defined in the rules promulgated under the Securities Act, which require compensation disclosure for our principal executive officer and the two most highly compensated executive officers other than our principal executive officer. These three officers are referred to as our named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
Isaac E. Ciechanover, M.D.	2017	562,380	320,503	2,483,250	—	689	3,366,822
President and Chief Executive Officer	2016	546,000	327,870	9,134,694	—	5,856	10,014,420

Joseph Newell (5)	2017	258,750	191,946	153,000	1,038,123	173,979	1,815,798
EVP and Chief Technical Operations Officer

Derrell D. Porter, M.D. (6)	2017	235,846	221,611	—	1,052,246	689	1,510,392
SVP and Global Commercial Head

(1)

Amounts reported in this column for 2017 represent (a) discretionary bonuses approved in February 2018 by our Board for fiscal year 2017, based on company and individual performance, (b) in the case of Dr. Ciechanover, an additional monthly payment of $4,800, (c) in the case of Mr. Newell, an additional $100,000 sign-on bonus and (d) in the case of Dr. Porter, an additional $150,000 sign-on bonus.

(2)

Amounts reported in this column reflect the aggregate fair value of restricted stock units (“RSUs”) awarded during the year, computed at the measurement date in accordance with FASB ASC Topic 718. Pursuant to SEC rules, the amounts shown assume that there will be no service-based forfeitures of awards.  Assumptions used in the calculation of these amounts for 2017 are included in the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017.

(3)

Amounts reported in this column reflect the aggregate fair value of stock options granted during the year, computed at the measurement date in accordance with FASB ASC Topic 718. Pursuant to SEC rules, the amounts shown assume that there will be no service-based forfeitures of awards.  Assumptions used in the calculation of these amounts for 2017 are included in the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017. These amounts do not reflect the actual economic value that will be realized by the named executive officer upon the vesting of the stock options, the exercise of the stock options, or the sale of the common stock underlying such stock options.

(4)

Amounts reported in this column include the following: (a) life insurance premiums paid on behalf of the named executive officers and (b) in the case of Mr. Newell, an additional payment of $173,448 in relocation assistance.

(5)	Mr. Newell joined the Company in April 2017.
(6)	Dr. Porter joined the Company in May 2017.

Outstanding Equity Awards at December 31, 2017

The following table provides information regarding outstanding equity awards held by our named executive officers as of December 31, 2017.

			Option Awards				Stock Awards
Name	Grant Date	Notes	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (1)
Isaac E. Ciechanover, M.D.	01/10/14	(2)	—	—	—	—	1,969	35,639
	10/15/14	(3)	122,708	32,292	11.00	10/14/21	—	—
	01/16/15	(3)	92,361	34,306	25.15	01/15/22	—	—
	01/16/15	(4)	—	—	—	—	10,292	186,285
	12/17/15	(3)	110,000	110,000	22.72	12/16/22	—	—
	02/09/16	(5)	—	—	—	—	122,979	2,225,920
	09/22/16	(6)	—	—	—	—	320,000	5,792,000
	02/06/17	(5)	—	—	—	—	165,000	2,986,500
Joseph Newell	04/03/17	(7)	—	90,000	20.40	04/02/24	—	—
	04/03/17	(8)	—	—	—	—	7,500	135,750
Derrell P. Porter, M.D.	05/10/17	(9)	—	130,000	14.30	05/09/24	—	—

(1)	Amounts reflect the value of RSUs, each with respect to one share of our common stock, as of December 31, 2017.
(2)

Represents RSUs issued under the 2012 Equity Incentive Plan of Nina Biotherapeutics, Inc., the 2012 Equity Incentive Plan of Pinta Biotherapeutics, Inc. and the 2012 Equity Incentive Plan of Santa Maria Biotherapeutics, Inc., collectively, the 2012 Plans, which are subject to both (i) a liquidity-based performance vesting condition, which was met upon completion of our initial public offering in October 2014, and (ii) a service-based vesting condition. The service-based vesting condition is satisfied as to 1/48th of the total number shares underlying the RSUs each month measured from the grant date, subject to continuous service.

(3)

Represents options issued under the 2014 Equity Incentive Plan, or the 2014 EIP. 1/48th of the total number shares underlying the options vest each month measured from the grant date, subject to continuous service.

(4)	Represents RSUs issued under the 2014 EIP. 1/48th of the total number of shares underlying the RSUs vest each month measured from the grant date, subject to continuous service.
(5)	Represents RSUs issued under the 2014 EIP. 25% of the total number shares underlying the RSUs vest annually measured from the grant date, subject to continuous service.
(6)

Represents RSUs issued under the 2014 EIP. 50% of the total number of shares underlying the RSUs vest on the second anniversary of the grant date, 25% vest of third anniversary of the grant date and 25% vest of the fourth anniversary of the grant date, subject to continuous service.

(7)

Represents options issued under the 2014 EIP.  25% of the shares underlying the options vest upon completion of one year of service measured from the vesting commencement date of April 3, 2017, and thereafter, an additional 1/48th of the total number of shares underlying the options vest each month, subject to continuous service.

(8)	Represents RSUs issued under the 2014 EIP. 25% of the total number shares underlying the RSUs vest annually measured from the vesting commencement date of April 3, 2017, subject to continuous service.
(9)

Represents options issued as an inducement grant outside of our 2014 EIP under Nasdaq Listing Rule 5635(c)(4).  25% of the shares underlying the options vest upon completion of one year of service measured from the vesting commencement date of May 10, 2017, and thereafter, an additional 1/48th of the total number of shares underlying the options vest each month, subject to continuous service.

Employment Arrangements

We have entered into employment agreements with each of the named executive officers. With the exception of his own arrangement, each of these employment agreements was negotiated on our behalf by our Chief Executive Officer, with the oversight and approval of our Board.

These arrangements provide for “at will” employment and set forth the initial terms and conditions of employment of each executive officer, including base salary, target bonus opportunity, standard employee benefit plan participation, a recommendation for initial equity awards, opportunities for postemployment compensation and vesting acceleration terms. The named executive officers also executed standard proprietary information and inventions agreement.

Isaac E. Ciechanover

We entered into an amended and restated executive employment agreement with Isaac E. Ciechanover, our President and Chief Executive Officer, in October 2015. The employment agreement provides for an initial annual base salary of $525,000, an additional monthly payment of $4,800 and a target annual bonus of up to 55% of his then current base salary. Dr. Ciechanover’s current annual base salary for 2018 is $579,272.

Under Dr. Ciechanover’s employment agreement and the agreements governing his equity awards, he is entitled to certain benefits in the event of a change in control, termination of employment without cause or resignation for good reason. In the event Dr. Ciechanover’s employment is terminated by us without cause or he resigns for good reason, in either case, unrelated to a change in control (other than as a result of his death or disability), he will be entitled to receive the following benefits:

•	Severance pay in the form of a lump sum payment equal to his final annual base salary for the year in which the termination date occurs;
•

Either (a) subject to Dr. Ciechanover’s timely election for continued coverage under COBRA, payment by us of his COBRA premiums for up to 12 months following his termination of employment or (b) if Dr. Ciechanover is not entitled to COBRA continuation coverage or if we determine that we cannot pay his COBRA premiums without potentially incurring financial costs or penalties under applicable law, payment by us to Dr. Ciechanover of a fully taxable cash payment equal to the applicable COBRA premiums on the first of each month for up to 12 months following his termination of employment; and

•

Accelerated vesting of the equity awards that vest solely subject to Dr. Ciechanover’s continued service to the extent that such awards would have vested during the six months following termination of employment had his employment not terminated.

In addition, in the event Dr. Ciechanover’s employment is terminated by us without cause (other than as a result of his death or disability) or as a result of a resignation for good reason, in either case, during the period commencing three months before and ending twelve months after a change in control, he will be entitled to receive the following payments and benefits:

•	Severance pay in the form of a lump sum payment equal to his final annual base salary for the year in which the termination date occurs, multiplied by 1.5;
•

Either (a) subject to Dr. Ciechanover’s timely election for continued coverage under COBRA, payment by us of his COBRA premiums for up to 18 months following his termination of employment or (b) if Dr. Ciechanover is not entitled to COBRA continuation coverage or if we determine that we cannot pay Dr. Ciechanover’s COBRA premiums without potentially incurring financial costs or penalties under applicable law, payment by us to Dr. Ciechanover of a fully taxable cash payment equal to the applicable COBRA premiums on the first of each month for up to 18 months following his termination of employment;

•	Lump sum amount equal to his target annual bonus for the year in which the termination date occurs, multiplied by 1.5; and
•	Full acceleration and immediate exercisability, if applicable, of all outstanding equity awards subject to time-based vesting conditions.

The receipt of any termination-based payments or benefits by Dr. Ciechanover is subject to his execution and the effectiveness of a release of claims against Atara.

Dr. Ciechanover’s employment agreement also provides that, if Atara is subject to a change in control before Dr. Ciechanover’s service with us terminates, the equity awards we granted to him on January 10, 2014 and October 15, 2014 will fully accelerate such that all shares become immediately vested and exercisable, if applicable, upon such change in control.

Pursuant to Dr. Ciechanover’s employment agreement, if any payments or benefits provided to Dr. Ciechanover in connection with a change in control are subject to excise taxes as a result of the application of Sections 280G and 4999 of the Internal Revenue Code, such payments and benefits will be reduced so that no excise tax is payable, but only if this reduction results in a more favorable after-tax position for him.

In February 2017, the compensation committee approved a grant to Dr. Ciechanover of 165,000 RSUs.

Joseph Newell

We entered into an executive employment agreement with Joe Newell, our EVP and Chief Technical Operations Officer, in March 2017 in connection with his joining our company in April 2017. The employment agreement provides for an initial annual base salary of $345,000 and a target annual bonus of up to 40% of his then current base salary. In addition, Mr. Newell is entitled to a signing and retention bonus of $100,000, of which 50% is earned (not subject to repayment) on each of the first and second anniversaries of his start date, which was paid in 2017; moving expense reimbursement of up to $367,000, of which $173,448 was paid in 2017.  Mr. Newell’s current base salary for 2018 is $365,000.

Under Mr. Newell’s employment agreement and the agreements governing his equity awards, he is entitled to certain benefits in the event of a change in control, termination of employment without cause or resignation for good reason. In the event Mr. Newell’s employment is terminated by us without cause or he resigns for good reason, in either case, unrelated to a change in control (other than as a result of his death or disability), he will be entitled to receive the following benefits:

•	Severance pay in the form of the continuation of his final annual base salary for nine months following termination; and
•

Either (a) subject to Mr. Newell’s timely election for continued coverage under COBRA, payment by us of his COBRA premiums for up to nine months following his termination of employment or (b) if Mr. Newell is not entitled to COBRA continuation coverage or if we determine that we cannot pay his COBRA premiums without potentially incurring financial costs or penalties under applicable law, payment by us to Mr. Newell of a fully taxable cash payment equal to the applicable COBRA premiums on the first of each month for up to nine months following his termination of employment.

In addition, in the event Mr. Newell’s employment is terminated by us without cause (other than as a result of his death or disability) or as a result of a resignation for good reason, in either case, during the period commencing three months before and ending twelve months after a change in control, he will be entitled to receive the following payments and benefits:

•	Severance pay in the form of a lump sum payment equal to his final annual base salary for the year in which the termination date occurs;
•

Either (a) subject to Mr. Newell’s timely election for continued coverage under COBRA, payment by us of his COBRA premiums for up to 12 months following his termination of employment or (b) if Mr. Newell is not entitled to COBRA continuation coverage or if we determine that we cannot pay his COBRA premiums without potentially incurring financial costs or penalties under applicable law, payment by us to Mr. Newell of a fully taxable cash payment equal to the applicable COBRA premiums on the first of each month for up to 12 months following his termination of employment; and

•	Lump sum amount equal to his target annual bonus for the year in which the termination date occurs; and
•	Full acceleration and immediate exercisability, if applicable, of all outstanding equity awards subject to time-based vesting conditions.

The receipt of any termination-based payments or benefits by Mr. Newell is subject to his execution and the effectiveness of a release of claims against Atara.

Pursuant to Mr. Newell’s employment agreement, if any payments or benefits provided to Mr. Newell in connection with a change in control are subject to excise taxes as a result of the application of Sections 280G and 4999 of the Internal Revenue Code, such payments and benefits will be reduced so that no excise tax is payable, but only if this reduction results in a more favorable after-tax position for him.

In April 2017, upon Mr. Newell’s commencement of employment and in satisfaction of the Company’s obligations under Mr. Newell’s employment agreement, the compensation committee approved a grant to Mr. Newell of 7,500 RSUs and an option to purchase 90,000 shares of common stock at an exercise price of $20.40 per share, subject to vesting.

Derrell Porter, M.D.

We entered into an executive employment agreement with Derrell Porter, M.D., our SVP and Global Commercial Head in March 2017 in connection with his joining our company in May 2017.  The employment agreement provides for an initial annual base salary of $365,000 and a target annual bonus of up to 35% of his then current base salary. In addition, Mr. Porter is entitled to a signing and retention bonus of $150,000, earned (not subject to repayment) on the first anniversary of Dr. Porter’s start date, which was paid in 2017; and an additional retention bonus of $75,000 if he remains employed in good standing through the first anniversary of his start date, earned (not subject to repayment) on the second anniversary of the start date. Dr. Porter’s current annual base salary for 2018 is $377,775.

Under Dr. Porter’s employment agreement and the agreements governing his equity awards, he is entitled to certain benefits in the event of a termination of employment without cause or resignation for good reason, including in connection with a change in control. In the event Dr. Porter’s employment is terminated by us without cause or he resigns for good reason, in either case, unrelated to a change in control (other than as a result of his death or disability), he will be entitled to receive the following benefits:

•	Severance pay in the form of the continuation of his final annual base salary for six months following termination; and
•

Either (a) subject to Dr. Porter’s timely election for continued coverage under COBRA, payment by us of his COBRA premiums for up to six months following his termination of employment or (b) if Dr. Porter is not entitled to COBRA continuation coverage or if we determine that we cannot pay his COBRA premiums without potentially incurring financial costs or penalties under applicable law, payment by us to Dr. Porter of a fully taxable cash payment equal to the applicable COBRA premiums on the first of each month for up to six months following his termination of employment.

In addition, in the event Dr. Porter’s employment is terminated by us without cause (other than as a result of his death or disability) or as a result of a resignation for good reason, in either case, during the period commencing three months before and ending twelve months after a change in control, he will be entitled to receive the following payments and benefits:

•	Severance pay in the form of a lump sum payment equal to nine months of his final annual base salary for the year in which the termination date occurs;
•

Either (a) subject to Dr. Porter’s timely election for continued coverage under COBRA, payment by us of his COBRA premiums for up to nine months following his termination of employment or (b) if Dr. Porter is not entitled to COBRA continuation coverage or if we determine that we cannot pay his COBRA premiums without potentially incurring financial costs or penalties under applicable law, payment by us to Dr. Porter of a fully taxable cash payment equal to the applicable COBRA premiums on the first of each month for up to nine months following his termination of employment; and

•	Lump sum amount equal to 75% of his target annual bonus for the year in which the termination date occurs; and
•	Full acceleration and immediate exercisability, if applicable, of all outstanding equity awards subject to time-based vesting conditions.

The receipt of any termination-based payments or benefits by Dr. Porter is subject to his execution and the effectiveness of a release of claims against Atara.

Pursuant to Dr. Porter’s employment agreement, if any payments or benefits provided to Dr. Porter in connection with a change in control are subject to excise taxes as a result of the application of Sections 280G and 4999 of the Internal Revenue Code, such payments and benefits will be reduced so that no excise tax is payable, but only if this reduction results in a more favorable after-tax position for him.

In May 2017, upon Dr. Porter’s commencement of employment and in satisfaction of the Company’s obligations under Dr. Porter’s employment agreement, the compensation committee approved a grant to Dr. Porter of an option to purchase 130,000 shares of common stock at an exercise price of $14.30 per share, subject to vesting.

Non-Employee Director Compensation

The following table sets forth information regarding compensation earned by or paid to our non-employee directors during 2017.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)(3)	Total ($)
Eric L. Dobmeier	57,500	96,150	176,789	330,439
Matthew K. Fust	65,000	96,150	176,789	337,939
Carol Gallagher, Pharm.D.	72,500	96,150	176,789	345,439
William K. Heiden	50,000	96,150	176,789	322,939
Joel M. Marcus	55,000	96,150	176,789	327,939
Beth Seidenberg, M.D.	50,000	96,150	176,789	322,939

(1)

The amounts in this column reflect the aggregate fair value of RSUs awarded during the year (for 7,000 shares for each of our non-employee directors), computed at the measurement date in accordance with FASB ASC Topic 718. As of December 31, 2017, Mr. Fust held 7,137 RSUs and Dr. Gallagher held 7,910 RSUs, and Messrs. Dobmeier, Heiden and Marcus and Dr. Seidenberg each held 5,000 RSUs.

(2)

Amounts reported as the dollar value of stock option awards do not reflect compensation actually received by the named directors. Instead, the amount reported is the grant date fair value calculated under FASB ASC Topic 718. Pursuant to SEC rules, the amounts shown assume that there will be no service-based forfeitures of awards.  Assumptions used in the calculation of these amounts are included in the notes to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2017.

(3)

As of December 31, 2017, Messrs. Dobmeier and Marcus and Dr. Seidenberg each held options to purchase 62,500 shares, Mr. Fust and Dr. Gallagher each held options to purchase 50,000 shares and Mr. Heiden held options to purchase 53,000 shares.

Our Board adopted a non-employee director compensation policy, pursuant to which we compensate our non-employee directors with a combination of cash and equity. The annual cash compensation contained in this policy, set forth below, is payable in equal quarterly installments, in arrears following the end of each quarter in which the service occurred, pro-rated for any partial months of service.  The Compensation Committee reviews pay levels for non-employee directors regularly with assistance from Radford, who prepares a comprehensive assessment of Atara’s non-employee director compensation program. That assessment includes benchmarking of director compensation against the same peer group used for executive compensation purposes and an update on recent trends in director compensation. In 2016 our Board revised our non-employee director compensation policy to include, beginning in 2017, the grant of RSUs, in addition to option grants, in the equity-based compensation for the non-employee directors.  The Board made this change to ensure that Atara’s non-employee director compensation program remained consistent with our peer group, reflected recent trends in director compensation and kept our non-employee directors better aligned with our executive compensation equity awards.  Following that review, the Board, consistent with the recommendation of the Compensation Committee did not make any changes to the non-employee director compensation policy for 2017.

•	Annual Board Service Retainer:

All Directors other than Lead Director: $40,000

Lead Director: $60,000

•	Annual Committee Service Retainer (Chair):

Chair of the Audit Committee: $20,000

Chair of the Compensation Committee: $15,000

Chair of the Nominating and Corporate Governance Committee: $10,000

•	Annual Committee Service Retainer (Non-Chair):

Audit Committee: $10,000

Compensation Committee: $7,500

Nominating and Corporate Governance Committee: $5,000

We have reimbursed and under this policy will continue to reimburse our non-employee directors for their travel, lodging and other reasonable expenses incurred in attending meetings of our Board and committees of our Board.

The non-employee director compensation policy also provides for equity compensation to each non-employee director as follows:

•

Initial Grant: At the time he or she joins our Board, each new non-employee director will receive an initial stock option grant with a grant date fair value of $400,000, rounded to the nearest 500 shares, vesting annually over three years.

•	Annual Grant:
o

For 2017, on January 1 (the “January 2017 Grant”) and on the date of the 2017 annual meeting of stockholders (the “2017 Annual Meeting Grant”), each non-employee director will receive a grant of equity awards in the form of a stock option and RSUs at a 2:1 stock-option-to-RSU ratio calculated on the basis of such equity award together having an aggregate grant date fair value of $200,000, rounded to the nearest 500 shares. The January 2017 Grant will vest in full on the date of the 2017 annual meeting of stockholders, subject to continued service and the aggregate award value of such equity awards will be pro-rated to reflect the extent to which the vesting period is less than one year.  The 2017 Annual Meeting Grant will vest in full on the first anniversary of the grant date, subject to continued service.

o

Beginning on January 1, 2018, on the date of each subsequent annual meeting of stockholders, each non-employee director will receive an annual grant of equity awards in the form of a stock option and RSUs at a 2:1 stock-option-to-RSU ratio calculated on the basis of such equity award together having an aggregate grant date fair value of $200,000, rounded to the nearest 500 shares, vesting in full on the date of the next annual meeting of stockholders, subject to continued service.

All options and RSUs granted to our non-employee directors under the policy will vest in full upon the completion of a change in control. The grant date value for stock options and RSUs is determined using the same method we use to calculate the grant date fair value of stock options and RSUs in our financial statements.

Equity Compensation Plan Information

The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2017.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options and RSUs	Weighted-Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (1)
Equity Compensation Plans Approved by Stockholders (2)	6,657,133	$21.46	4,346,710
Equity Compensation Plans Not Approved by Stockholders (3)	275,000	$13.96	—
Total	6,932,133	$21.06	4,346,710

(1)	Excludes outstanding securities included in the column labeled ‘Number of Securities to be Issued upon Exercise of Outstanding Options and RSUs’.
(2)	Includes securities issuable under the 2012 Plans, which were assumed by us in connection with a certain recapitalization, our 2014 Equity Incentive Plan, and our 2014 Employee Stock Purchase Plan.
(3)	Includes securities issuable pursuant to Nasdaq Listing Rule 5635(c)(4).

TRANSACTIONS WITH RELATED PERSONS AND INDEMNIFICATION

Policies and Procedures for Transactions with Related Persons

We have adopted a policy that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our common stock, any members of the immediate family of any of the foregoing persons and any firm, corporation or other entity in which any of the foregoing persons is an executive partner or principal or which such person has a 5% or greater beneficial ownership interest (each a “Related Person”), are not permitted to enter into a Related Person transaction with us without the prior consent of the Audit Committee. Any request for us to enter into a transaction with a Related Person, in which the amount involved exceeds $120,000 and such person would have a direct or indirect interest, must first be presented to the Audit Committee for review, consideration and approval. In approving or rejecting any such proposal, the Audit Committee is to consider the material facts of the transaction, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

Certain Related-Person Transactions

The following is a summary of transactions since January 1, 2017 in which we have participated in which the amount involved exceeded or will exceed $120,000, and in which any of our directors, executive officers or holders of more than 5% of our capital stock or any members of their immediate family had or will have a direct or indirect material interest, other than compensation arrangements which are described under “Executive Compensation” and “Non-Employee Director Compensation.”

Amended and Restated Investors’ Rights Agreement

We are party to an investors’ rights agreement with certain holders of our common stock issued upon conversion of our preferred stock, including certain of our named executive officers and directors and entities with which certain of our directors are affiliated. This agreement provides that such holders of common stock have the right to demand that we file a registration statement or request that their shares of common stock be covered by a registration statement that we are otherwise filing.

Indemnification Agreements

We have entered into indemnity agreements with our directors and officers that provide, among other things, that we will indemnify such officer or director, under the circumstances and to the extent provided for therein, for all reasonable expenses and liabilities incurred with any action or proceeding brought against them by reason of the fact that they are serving in such capacity, and otherwise to the fullest extent permitted under Delaware law and our Bylaws.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders.  This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Atara stockholders will be “householding” our proxy materials.  A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.  Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent.  If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker or Atara.  Direct your written request to Atara Biotherapeutics, Inc., Investor Relations, 611 Gateway Blvd., Suite 900, South San Francisco, CA 94080 or contact Investor Relations at 650-278-8930.  Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting.  If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

/s/Mina Kim
Mina Kim
Secretary

April 26, 2018

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 is available without charge upon written request to: Secretary, Atara Biotherapeutics, Inc., 611 Gateway Blvd., Suite 900, South San Francisco, CA 94080.

ATARA BIOTHERAPEUTICS, INC.611 GATEWAY BLVD., SUITE 900 SOUTH SAN FRANCISCO, CA 94080 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 13, 2018. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALSIf you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903Use any touch-tone telephone to transmit your voting instructions up until 11:59P.M. Eastern Time on June 13, 2018. Have your proxy card in hand when you call and then follow the instructions.VOTE BY MAILMark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.TO VOTE, MARK BLOCKS BELOW INBLUE OR BLACK INK AS FOLLOWS:THISPROXY CARDISVALID ONLYWHEN SIGNED ANDDATED. KEEP THISPORTION FOR YOUR RECORDS DETACH AND RETURNTHISPORTION ONLYThe Board of Directors recommends you vote FOR the following: For Withhold For All All All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 1.Election of Directors Nominees 01Eric L. Dobmeier 02 William K. Heiden 03 Beth Seidenberg, M.D.The Board of Directors recommends you vote FOR the following proposal:For Against Abstain 2 Ratification of the selection of Deloitte & Touche, LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2018. NOTE: In their discretion, upon such other matters that may properly come before the meeting or any adjournment or adjournments thereof.Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (JointOwners)

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com . ATARA BIOTHERAPEUTICS, INC. Annual Meeting of Stockholders June 14, 2018 8:00 AM This proxy is solicited by the Board of Directors The stockholders hereby appoint Gad Soffer and Mina Kim, or either of them, as proxies, each with the power to appoint his/her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of ATARA BIOTHERAPEUTICS, INC. that the stockholders are entitled to vote at the Annual Meeting of stockholders to be held at 8:00 AM, PDT on June 14, 2018, at 2430 Conejo Spectrum St., Thousand Oaks, CA 91320, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side 0000381220_2 r1.0.1.17